CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2016 SECOND QUARTER

FINANCIAL RESULTS

Reports Revenue of $22.3 Million; EPS of $0.21

Edgewood, NY – August 4, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three-month and six-month periods ended June 30, 2016.

Summary Highlights

•	For the 2016 Second Quarter, Revenue, Pre-Tax Income and EPS Increased 2%, 86% and 75%, respectively;
•	For the 2016 Second Quarter, Revenue, Pre-Tax Income and EPS on an As Adjusted Basis Increased 22%, 86% and 75%, respectively;
•	Backlog of $395 Million as of June 30, 2016, up $8 Million From 2015 Year-End;
•	Defense backlog up 5% at June 30, 2016 from 2015 year-end; multi-year defense contracts now represent 74% of total backlog;
•	Entering second-half 2016 with a new, strategic award from Raytheon with a revenue potential of $31 million over the next decade.

Revenue for the 2016 second quarter was $22.3 million compared with $21.9 million for the 2015 second quarter. Gross profit was $5.0 million for the second quarter of 2016, versus $3.8 million for the second quarter of 2015. Pre-tax income for the 2016 second quarter was $2.8 million compared with $1.5 million in the 2015 second quarter. Net profit for the 2016 second quarter was $1.8 million, or $0.21 per diluted share, compared with $1.0 million, or $0.12 per diluted share, in the 2015 second quarter.

CPI Aero Q2’16 Earnings Press Release	Page 2
August 4, 2016

Second quarter 2016 results include $2.5 million in zero-margin revenue related to the A-10 Wing Replacement Program (WRP). In reporting first quarter 2016 results, CPI Aero announced that it had incurred a non-cash charge of approximately $13.5 million related to its estimate to perform through the conclusion of the order. Accordingly the company is recording A-10 WRP revenue for the remainder of the program at zero gross profit. The results summarized below are presented on an adjusted basis that excludes the impact of the A-10 WRP from the applicable periods.

Second Quarter 2016 vs. Second Quarter 2015 (As Adjusted)

•	Revenue was $19.8 million compared to $16.3 million, an increase of 22%;
•	Gross profit was $5.0 million compared to $3.8 million, an increase of 31%;
•	Pre-tax income was $2.9 million compared to $1.5 million, an increase of 86%;
•	Net income was $1.8 million compared to $1.0 million, an increase of 83%; and,
•	Earnings per diluted share were $0.21 compared to $0.12, an increase of 75%.

Six Months 2016 vs. Six Months 2015 (As Adjusted)

•	Revenue was $39.3 million to $32.0 million, an increase of 23%;
•	Gross profit was $8.7 million compared to $7.5 million, an increase of 16%;
•	Pre-tax income was $3.5 million compared to $2.9 million, an increase of 20%;
•	Net income was $2.2 million compared to $1.9 million, an increase of 14%; and,
•	Earnings per diluted share of $0.26 compared to $0.22 per diluted share, an increase of 18%.

Douglas McCrosson, president and chief executive officer, said, “Our second quarter performance reflects our continued focus on operational excellence as we rationalize costs and increase productivity to enhance profitability. Our results for the quarter and the first six months also validate a business strategy first set into motion in 2014 that places greater sales emphasis on the defense market. Top and bottom line growth in the quarter were driven by multi-year defense programs won over the past 18 months, particularly our programs with Northrop Grumman on the E-2D Advanced Hawkeye for the U.S. Navy and for Japan and the T-38 Pacer Classic III prime contract with the U.S. Air Force. I am especially pleased about the prospects for incremental top line growth coming from these newer programs as we sunset the A-10 WRP program. With a backlog of $395 million at quarter-end, 75% of which represents multi-year defense programs, we believe that our business strategy will lead to revenue growth and margin expansion that is sustainable over the next several years.”

CPI Aero Q2’16 Earnings Press Release	Page 3
August 4, 2016

Continued Mr. McCrosson, “Not reflected in our $395 million backlog as of June 20, 2016 is a new, strategically important program we announced after the close of the quarter for the Next Generation Jammer (NGJ) pod structure with Raytheon. This is a significant win for CPI Aero as it opens up a new avenue for growth in a market that will be important to our future. In Raytheon, we have gained a new customer that is a global leader in Electronic Warfare to boost our aerosystems segment and is complementary to our Intelligence, Surveillance and Reconnaissance pod-based systems we produce currently for Northrop Grumman and United Technologies Aerospace Systems. This program could represent $31 million of revenue over the next decade. Our bid pipeline is robust and aligned with our strategy, with almost 70% of the value targeted at defense markets and almost 45% aimed at capturing new work for our aerosystems segment. We advanced many of these new business pursuits at the recent Farnborough International Air Show and expect many of these and other opportunities will be decided during 2016.”

Financial Outlook

Mr. McCrosson added, “Based on our results of the first half of the year and outlook for the second half of the year, we are affirming our financial guidance for 2016. Excluding the A-10 Wing Replacement Program from our projected results for 2016, we still expect adjusted revenue for 2016 to be in the range of $82.5 million to $88.5 million. Adjusted pre-tax income for fiscal 2016 is expected to be in the range of $9.8 million to $10.5 million.”

Mr. McCrosson concluded, “Our business is stronger today than it was at the start of 2016. We are moving beyond the A-10 program that for so long has dominated the conversations on CPI Aero and that has diverted attention from the positive improvements we have made to our business over the course of the past several years. We have a growing backlog, the bulk of which is related to newer defense programs announced during the past 18 months. We are operating efficiently with overhead and G&A rates that are historically low and projected to get lower, and are improving gross profit margins on newer programs as these begin to transition from development rates to production rates. We are being requested to provide proposals on aircraft and systems that will be mainstays of future aviation in both commercial and military end markets and are laser-focused on turning many of these proposals into firm orders during the remainder of 2016. While there is still plenty of work to do for the second half of 2016, we are looking ahead, confident in our belief that this year’s business momentum will carry over into 2017 and that we will see higher revenue, greater income and better cash flow over 2016.”

CPI Aero Q2’16 Earnings Press Release	Page 4
August 4, 2016

Conference Call

Management will host a conference call today at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and reference conference ID 10089087. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2015, and Form 10-Q for the three-month period ended March 31, 2016.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

  – Financial Tables to Follow –

CPI Aero Q2’16 Earnings Press Release	Page 5
August 4, 2016

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$22,280,964	$21,944,320	$34,950,997	$41,820,886
Cost of sales	17,246,963	18,095,951	41,556,100	34,370,446

Gross profit (loss)	5,034,001	3,848,369	(6,605,103)	7,450,440

Selling, general and administrative expenses	1,868,787	2,049,793	4,589,170	4,069,159
Income (loss) from operations	3,165,214	1,798,576	(11,194,273)	3,381,281
Interest expense	323,634	270,468	599,367	485,053
Income (loss) before provision for (benefit from) income taxes	2,841,580	1,528,108	(11,793,640)	2,896,228

Provision for (benefit from) income taxes	1,051,000	538,000	(4,364,000)	978,000
Net income (loss)	1,790,580	990,108	(7,429,640)	1,918,228

Other comprehensive income (loss), net of tax -
Change in unrealized loss-interest rate swap	(73,936)	1,637	(70,483)	2,644

Comprehensive income (loss)	$1,716,644	$991,745	$(7,500,123)	$1,920,872

Income (loss) per common share – basic	$0.21	$0.12	$(0.86)	$0.22

Income (loss) per common share – diluted	$0.21	$0.12	$(0.86)	$0.22
Shares used in computing earnings per common share:
Basic	8,610,453	8,551,578	8,603,495	8,534,395
Diluted	8,637,393	8,609,693	8,603,495	8,595,848

CPI Aero Q2’16 Earnings Press Release	Page 6
August 4, 2016

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	June 30,	December 31,
	2016 (Unaudited)	2015

ASSETS
Current Assets:
Cash	$813,806	$1,002,023
Accounts receivable, net	9,711,238	7,665,837
Costs and estimated earnings in excess of billings on uncompleted contracts	93,990,022	102,622,387
Prepaid expenses and other current assets	1,359,022	1,065,473
Total current assets	105,874,088	112,355,720

Property and equipment, net	2,296,753	2,358,736
Deferred income taxes	6,297,000	1,890,000
Other assets	213,856	108,080
Total Assets	$114,681,697	$116,712,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,660,863	$18,379,469
Accrued expenses	1,119,775	1,057,682
Billings in excess of costs and estimated earnings on uncompleted contracts	378,177	175,438
Current portion of long-term debt	795,554	1,011,491
Contract loss	3,540,060	549,723
Line of credit	22,438,685	23,700,000
Income taxes payable	23,971	189,000
Total current liabilities	40,957,085	45,062,803

Long-term debt, net of current portion	9,532,189	483,961
Other liabilities	745,387	633,663
Total Liabilities	51,234,661	46,180,427

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,610,453 and 8,583,511 shares, respectively, issued and outstanding	8,610	8,584
Additional paid-in capital	52,552,408	52,137,384
Retained earnings	10,959,954	18,389,594
Accumulated other comprehensive loss	(73,936)	(3,453)

Total Shareholders’ Equity	63,447,036	70,532,109
Total Liabilities and Shareholders’ Equity	$114,681,697	$116,712,536

CPI Aero Q2’16 Earnings Press Release	Page 7
August 4, 2016

CPI AEROSTRUCTURES, INC.

ADJUSTED STATEMENT OF EARNINGS

30-JUN-16

Adjusted Earnings (arrived at by eliminating the Company’s A-10 Program with Boeing from reported results) is not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted earnings is a key metric CPI Aero has used in evaluating its financial performance. Adjusted earnings is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero considers Adjusted Earnings important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of the non-cash and non-recurring change in estimate recognized in the three months ended March 31, 2016, Adjusted Earnings enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. CPI Aero uses Adjusted Earnings as a measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating decisions and investments. The presentation of Adjusted Earnings should not be construed as an inference that CPI Aero’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted Earnings should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

	For the Six months ended June 30, 2016
	(Unaudited)
	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$34,950,997	$4,343,665	$39,294,662
Cost of sales	41,556,100	(10,948,031)	30,608,069
Gross profit (loss)	(6,605,103)	15,291,696	8,686,593
Selling, general and administrative expenses	4,589,170	—	4,589,170
Income (loss) from operations	(11,194,273)	15,291,696	4,097,423
Other income (expense), net
Interest expense	(599,367)	—	(599,367)
Income before provision for (benefit from) income taxes	(11,793,640)	15,291,696	3,498,056
Provision for (benefit from ) income taxes	(4,364,000)	5,658,000	1,294,000
Net income (loss)	$(7,429,640)	$9,633,696	$2,204,056
Diluted earnings per share	$(0.86)	—	$0.26

CPI Aero Q2’16 Earnings Press Release	Page 8
August 4, 2016

	For the three months ended June 30, 2016
	(Unaudited)
	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$22,280,964	$(2,477,316)	$19,803,648
Cost of sales	17,246,963	(2,477,316)	14,769,647
Gross profit	5,034,001	—	5,034,001
Selling, general and administrative expenses	1,868,787	—	1,868,787
Income from operations	3,165,214	—	3,165,214
Interest expense	(323,634)	—	(323,634)
Income before provision for income taxes	2,841,580	—	2,841,580
Provision for income taxes	1,051,000	—	1,051,000
Net income	$1,790,580	—	$1,790,580
Diluted earnings per share	$0.21	—	$0.21

	For the Six Months Ended June 30, 2015
		(Unaudited)
	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$41,820,886	$(9,909,305)	$31,911,581
Cost of sales	34,370,446	(9,922,282)	24,448,164
Gross profit	7,450,440	12,977	7,463,417
Selling, general and administrative expenses	4,069,159	—	4,069,159
Income from operations	3,381,281	12,977	3,394,258

Interest expense	485,053	—	485,053
Income before provision for income taxes	2,896,228	12,977	2,909,205
Provision for income taxes	978,000	2,000	980,000
Net income	$1,918,228	$10,977	$1,929,205
Diluted earnings per share	$0.22	—	$0.22

CPI Aero Q2’16 Earnings Press Release	Page 9
August 4, 2016

	For the Three Months Ended June 30, 2015
		(Unaudited)
	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$21,944,320	$(5,683,772)	$16,260,548
Cost of sales	18,095,951	(5,683,772)	12,412,179
Gross profit	3,848,369	—	3,848,369
Selling, general and administrative expenses	2,049,793	—	2,049,793
Income from operations	1,798,576	—	1,798,576

Interest expense	270,468	—	270,468
Income before provision for income taxes	1,528,108	—	1,528,108
Provision for income taxes	538,000	—	538,000
Net income	$990,108	—	$990,108
Diluted earnings per share	$0.12	—	$0.12

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